Intrepid Announces First Quarter 2026 Results

Denver, CO, May 6, 2026 - Intrepid Potash, Inc. ("Intrepid", "the Company", "we", "us", or "our") (NYSE:IPI) today reported its results for the first quarter of 2026.

First Quarter Highlights & Management Commentary
Supportive prices, resilient demand for potash and Trio®, and continued improvement in Trio® margins led to another quarter of strong financial results, highlighted by:

•Sales from continuing operations of $98.7 million;
•Net income from continuing operations of $6.9 million, or $0.52 per diluted share;
•Adjusted net income from continuing operations(1) of $8.2 million, or $0.62 per diluted share; and
•Adjusted EBITDA(1) of $19.0 million.

Kevin Crutchfield, Intrepid's Chief Executive Officer, commented: "We started 2026 with a great quarter and I want to thank our entire team for their commitment to safety and hard work. Our first quarter net income from continuing operations of $6.9 million and adjusted EBITDA of $19.0 million validates our focus on consistent execution across our core fertilizer business.
Combined potash and Trio® sales volumes were 211 thousand tons, our second highest quarterly sales total since idling the West mine in 2016. Trio® continues to be our strongest segment, as we posted the highest quarterly margin for the segment since 2022. Prices remained supportive in the spring and our investments in operational efficiency showed their worth as per-ton costs improved 5% compared to Q4.
Overall, potash market fundamentals remain constructive and the U.S. agriculture market has shown resiliency despite uncertainty from rising input costs. As we redouble our focus on core operations to serve these markets and to unlock the value of all the critical minerals we produce, the future is bright for Intrepid."

Key Financial & Operational Metrics Summary

	Three Months Ended March 31,
	2026	2025
	(in millions unless otherwise stated)
Sales from continuing operations	$98.7	$94.5
Gross margin	$17.7	$13.3
Net income from continuing operations	$6.9	$3.4
Net income from continuing operations per diluted share	$0.52	$0.26
Adjusted net income from continuing operations(1)	$8.2	$3.9
Adjusted net income from continuing operations per diluted share(1)	$0.62	$0.30
Adjusted EBITDA(1)	$19.0	$14.6
Cash flow from continuing operations	$21.3	$6.8

Potash sales volumes (in thousands and tons)	105	103
Average potash net realized sales price per ton(1)	$353	$312

Trio® sales volumes (in thousands and tons)	106	110
Average Trio® net realized sales price per ton(1)	$387	$345

Project Updates
Sale of Intrepid South Ranch
•On April 1, 2026, we sold the majority of the assets of the Intrepid South Ranch to HydroSource Logistics LLC. As total consideration, Intrepid received a payment of $70 million, which includes an $8 million dollar deposit we received in December 2025. The sale of the South Ranch included approximately 21,793 acres of fee land; 27,858 acres associated with federal grazing leases; water rights located on the ranch; and various other assets, interests, and related agreements. The assets comprised the majority of the operations in our oilfield solutions segment, therefore oilfield solutions is no longer considered a reportable segment, and results from South Ranch operations prior to the sale are reported as discontinued operations.
Increased Production at East Underground Mine
•In early 2026, we commissioned a new continuous miner at our East Mine which has already improved operational efficiencies and increased Trio® production. Moreover, we also increased our operating hours per shift and continue to make operational improvements in our mill, both of which will also help drive higher production. We have realized the benefit of these improvements in Q1 through increased production of granular and premium products. For FY 2026, we expect to produce 285 to 300 thousand tons of Trio®.
Wendover Lithium Project
•Our partners continue to advance FEL-3 engineering and associated permitting. We look forward to providing further detail as it becomes available later in the year.
Capital Expenditures
•In the first quarter of 2026, our capital expenditures totaled $5.1 million. We expect our 2026 capital expenditures will be in the range of $40 to $50 million.
Liquidity
•As of March 31, 2026, our cash and cash equivalents totaled $99.3 million and we had no outstanding borrowings on our $150 million revolving credit facility that has been extended to mature in March 2031.

Segment Highlights

Potash

	Three Months Ended March 31,
	2026	2025
	(in thousands, except per ton data)
Sales	$46,119	$43,577
Gross margin	$3,067	$2,503

Potash sales volumes (in tons)	105	103
Potash production volumes (in tons)	104	93

Average potash net realized sales price per ton(1)	$353	$312

In the first quarter of 2026, our potash segment sales increased $2.5 million compared to the same prior year period. This was primarily driven by a 13% increase in our average net realized sales price per ton(1) to $353, as 2026 winter fill prices were $40 per ton higher than the 2025 winter fill program.

In the first quarter of 2026, our potash production of 104 thousand tons was 11 thousand tons higher than the same prior year period, as we benefited from efficiency improvements across all our mines. Increased production from our higher-cost sites led to an increase in our average potash segment cost of goods sold ("COGS") per ton, which totaled $334 in the first quarter of 2026. This compares to $313 per ton in the first quarter of 2025 and $332 per ton in the fourth quarter of 2025.

Our segment gross margin increased by $0.6 million compared to the same prior year period, which was primarily a result of higher sales pricing partially offset by higher costs on a similar volume.

In the first quarter of 2026, we recorded $0.8 million in lower of cost or net realizable value inventory adjustments for certain potash products as our weighted average carry cost per ton exceeded our expected net realizable value per potash ton for certain products. In first quarter of 2025, we recorded $1.3 million in lower of cost or net realizable value inventory adjustments

Trio®

	Three Months Ended March 31,
	2026	2025
	(in thousands, except per ton data)
Sales	$52,538	$49,842
Gross margin	$14,838	$10,434

Trio® sales volume (in tons)	106	110
Trio® production volume (in tons)	69	63

Average Trio® net realized sales price per ton(1)	$387	$345

In the first quarter of 2026, Trio® segment sales increased $2.7 million, or 5% compared to the same prior year period. This was largely driven by a 12% increase in our average net realized sales price per ton(1) to $387 due to continued supportive prices of the individual nutrient components of Trio®, particularly sulfate and potassium, partially offset by a 4% decline in tons sold.

Our Trio® production of 69 thousand tons was 10% higher than the first quarter last year despite weather-related production interruptions early in the quarter, showing the benefit of the new continuous miner commissioned earlier this year and ongoing plant optimization projects. Our Trio® segment COGS per ton totaled $229, which compares to $235 per ton in the first quarter of 2025, and $242 per ton in the fourth quarter of 2025.

Our Trio® segment generated gross margin of $14.8 million in the first quarter of 2026, which compares to $10.4 million in the same prior year period, with the increase primarily attributable to the higher average net realized sales price per ton, as well as an improvement in our Trio® segment COGS per ton, which helped offset a slight decline in sales volume.

Notes
1 Adjusted net income from continuing operations, adjusted net income from continuing operations per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, May 7, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions. Management invites you to listen to the conference call by using the toll-free dial-in number 1 (833) 461-5787 or International dial-in number 1 (585) 542-9983; please use meeting ID 357989383. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call via webcast. The recording will be available for 12 months following the call.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, and salt products essential for customer success in the agriculture and animal feed industries. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain.

The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•write-downs of the carrying value of our assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•the impact of trade tariffs and any potential changes to them we are unable to mitigate;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in management and the board of directors, and our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our ability to fund necessary capital investments;
•the impact of global health issues, geopolitical conflicts and tensions, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's

Annual Report on Form 10-K for the year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Ryan Schultz
Interim Investor Relations Manager
Email: ryan.schultz@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Sales	$98,685	$94,527
Less:
Freight costs	16,730	17,491
Warehousing and handling costs	3,844	3,490
Cost of goods sold	59,617	58,890
Lower of cost or net realizable value inventory adjustments	822	1,335
Gross Margin	17,672	13,321

Selling and administrative	11,273	9,155
Accretion of asset retirement obligation	776	649
Impairment of long-lived assets	—	662
Gain on sale of assets	(28)	(160)
Other operating income	(1,160)	(1,283)
Other operating expense	586	596
Operating Income	6,225	3,702

Other Income (Expense)
Interest expense, net	—	(105)
Interest income	667	375
Other income (expense)	48	(466)
Income from Continuing Operations Before Income Taxes	6,940	3,506

Income tax expense	(59)	(78)
Net Income from Continuing Operations	$6,881	$3,428
Net Income from Discontinued Operations, Net of Tax	537	1,178
Net Income	$7,418	$4,606

Net income per share:
Continuing operations - Basic	$0.52	$0.27
Discontinued operations - Basic	$0.04	$0.09
Net income - Basic	$0.56	$0.36

Continuing operations - Diluted	$0.52	$0.26
Discontinued operations - Diluted	$0.04	$0.09
Net income - Diluted	$0.56	$0.35

Weighted Average Shares Outstanding:
Basic	13,141	12,917
Diluted	13,287	13,088

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2026 AND DECEMBER 31, 2025
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$99,259	$83,537
Accounts receivable:
Trade, net	46,255	31,979
Other receivables, net	158	159
Inventory, net	95,685	112,191
Prepaid expenses and other current assets	4,535	5,312
Assets held for sale	57,752	59,154
Total current assets	303,644	292,332

Property, plant, equipment, and mineral properties, net	296,001	298,756
Water rights	2,311	2,311
Long-term parts inventory, net	31,316	31,506
Long-term investments	179	179
Other assets, net	8,091	7,095
Total Assets	$641,542	$632,179

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$13,953	$9,656
Accrued liabilities	11,976	10,456
Accrued employee compensation and benefits	9,169	12,481
Other current liabilities	19,432	19,811
Liabilities held for sale	3,238	3,370
Total current liabilities	57,768	55,774

Asset retirement obligation, net of current portion	39,228	38,452
Operating lease liabilities	1,310	1,550
Finance lease liabilities	2,370	1,741
Deferred other income, long-term	42,669	43,233
Total Liabilities	143,345	140,750

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,186,538 and 13,131,663 shares outstanding
at March 31, 2026, and December 31, 2025, respectively	14	14
Additional paid-in capital	673,647	674,297
Accumulated deficit	(153,452)	(160,870)
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	498,197	491,429
Total Liabilities and Stockholders' Equity	$641,542	$632,179

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income	$7,418	$4,606
Income from discontinued operations, net of tax	(537)	(1,178)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,949	9,854
Accretion of asset retirement obligation	776	649
Amortization of deferred financing costs	111	75
Amortization of intangible assets	2	2
Stock-based compensation	516	1,099
Lower of cost or net realizable value inventory adjustments	822	1,335
Impairment of long-lived assets	—	662
Gain on disposal of assets	(28)	(160)
Allowance for doubtful accounts	—	137
Allowance for parts inventory obsolescence	13	—
Loss on equity investment	—	474
Changes in operating assets and liabilities:
Trade accounts receivable, net	(14,275)	(26,892)
Other receivables, net	—	(540)
Inventory, net	15,860	16,533
Prepaid expenses and other current assets	203	320
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	1,344	524
Operating lease liabilities	(246)	(378)
Deferred other income	(564)	(564)
Other liabilities	(30)	210
Net cash provided by operating activities of continuing operations	21,334	6,768
Net cash provided by operating activities of discontinued operations	1,833	4,149
Net cash provided by operating activities	23,167	10,917

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(5,133)	(7,664)
Proceeds from sale of assets	9	—
Proceeds from redemptions/maturities of investments	—	500
Net cash used in investing activities of continuing operations	(5,124)	(7,164)
Net cash (used in) provided by investing activities of discontinued operations	(27)	1,496
Net cash used in investing activities	(5,151)	(5,668)

Cash Flows from Financing Activities:
Payments of financing lease	(594)	(243)
Capitalized debt fees	(531)	—
Employee tax withholding paid for restricted stock upon vesting	(1,180)	(682)
Proceeds from exercise of stock options	14	38
Net cash used in financing activities	(2,291)	(887)

Net Change in Cash, Cash Equivalents and Restricted Cash	15,725	4,362
Cash, Cash Equivalents and Restricted Cash, beginning of period	84,135	41,898
Cash, Cash Equivalents and Restricted Cash, end of period	$99,860	$46,260

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands)

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or net income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income from Continuing Operations to Adjusted Net Income from Continuing Operations:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net Income from Continuing Operations	$6,881	$3,428
Adjustments
Impairment of long-lived assets	—	662
Gain on sale of assets	(28)	(160)
Employee separation costs	1,367	—
Calculated income tax effect(1)	—	—
Total adjustments	1,339	502
Adjusted Net Income from Continuing Operations	$8,220	$3,930

Reconciliation of Net Income to Adjusted Net Income per Share:

	Three Months Ended March 31,
	2026	2025
Net Income from Continuing Operations Per Diluted Share	$0.52	$0.26
Adjustments
Impairment of long-lived assets	—	0.05
Gain on sale of assets	—	(0.01)
Employee separation costs	0.10	—
Calculated income tax effect(1)	—	—
Total adjustments	0.10	0.04
Adjusted Net Income from Continuing Operations Per Diluted Share	$0.62	$0.30

(1) Assumes an annual effective tax rate of 0% for 2026 and 2025.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income from continuing operations adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net Income from Continuing Operations	$6,881	$3,428
Impairment of long-lived assets	—	662
Gain on sale of assets	(28)	(160)
Employee separation costs	1,367	—
Interest expense	—	105
Income tax expense	59	78
Depreciation, depletion, and amortization	9,949	9,854
Amortization of intangible assets	2	2
Accretion of asset retirement obligation	776	649
Total adjustments	12,125	11,190
Adjusted EBITDA	$19,006	$14,618

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2026		2025
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$46,119	$52,538	$43,577	$49,842
Less: Segment byproduct sales	4,189	264	6,254	164
Freight costs	4,830	11,244	5,137	11,764
Subtotal	$37,100	$41,030	$32,186	$37,914

Divided by:
Tons sold	105	106	103	110
Average net realized sales price per ton	$353	$387	$312	$345

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands)

	Three Months Ended March 31, 2026
Product	Potash Segment	Trio® Segment	Corporate and Other	Total
Potash	$41,930	$—	$—	$41,930
Trio®	—	52,274	—	52,274
Water	—	—	11	11
Salt	2,299	264	—	2,563
Magnesium Chloride	519	—	—	519
Brine Water	1,371	—	—	1,371
Other	—	—	17	17
Total Revenue	$46,119	$52,538	$28	$98,685

	Three Months Ended March 31, 2025
Product	Potash Segment	Trio® Segment	Corporate and Other	Total
Potash	$37,323	$—	$(59)	$37,264
Trio®	—	49,678	—	49,678
Water	—	—	1,087	1,087
Salt	3,135	164	—	3,299
Magnesium Chloride	1,148	—	—	1,148
Brine Water	1,971	—	—	1,971
Other	—	—	80	80
Total Revenue	$43,577	$49,842	$1,108	$94,527

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025
(In thousands)

Three Months Ended March 31, 2026	Potash	Trio®	Corporate and Other	Consolidated
Sales	$46,119	$52,538	$28	$98,685
Less: Freight costs	5,486	11,244	—	16,730
Warehousing and handling costs	1,707	2,137	—	3,844
Cost of goods sold	35,037	24,319	261	59,617
Lower of cost or net realizable value inventory adjustments	822	—	—	822
Gross Margin (Deficit)	$3,067	$14,838	$(233)	$17,672
Depreciation, depletion, and amortization incurred[1]	$8,436	$959	$556	$9,951

Three Months Ended March 31, 2025	Potash	Trio®	Corporate and Other	Consolidated
Sales	$43,577	$49,842	$1,108	$94,527
Less: Freight costs	5,786	11,764	(59)	17,491
Warehousing and handling costs	1,711	1,779	—	3,490
Cost of goods sold	32,242	25,865	783	58,890
Lower of cost or net realizable value inventory adjustments	1,335	—	—	1,335
Gross Margin	$2,503	$10,434	$384	$13,321
Depreciation, depletion, and amortization incurred[1]	$8,251	$844	$761	$9,856
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.